UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Information Statement
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LAKE AREA CORN PROCESSORS, LLC
(Name of Registrant As Specified In Its Charter)
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LAKE AREA CORN PROCESSORS, LLC

46269 South Dakota Highway 34

P.O. Box 100

Wentworth, South Dakota 57075

NOTICE OF 2009 ANNUAL MEETING OF MEMBERS

To be Held Tuesday, June 2, 2009

To our Members:

The 2009 Annual Meeting of Members (the “2009 Annual Meeting”) of Lake Area Corn Processors, LLC (the “Company”) will be held on Tuesday, June 2, 2009, at the Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota, 57042.  Lunch will begin at 12:00 p.m.  The 2009 Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m.  The Board of Managers encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF ANNUAL MEETING MATERIALS FOR THE MEMBER MEETING TO BE HELD ON TUESDAY, JUNE 2, 2009:

•      This communication presents only an overview of the more complete annual meeting materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the annual meeting materials before voting.

•      The information statement, ballot and annual report to members are available at http://www.dakotaethanol.com/lacp.html.

•      If you want to receive a paper or e-mail copy of these documents, you must request one.  There is no charge to you for requesting a copy.  Please make your request for a copy by calling our office at (605) 483-2676 or toll free at (888) 539-2676 or emailing Alan May at amay@dakotaethanol.com or on our website at http://www.dakotaethanol.com/lacp.html on or before May 26, 2009, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect two (2) managers to our Board of Managers; and (2) Transact such other business as may properly come before the 2009 Annual Meeting or any adjournments thereof.  The Board of Managers recommends a vote FOR the election of its nominees.

Only Members listed on the Company’s records at the close of business on April 1, 2009 are entitled to notice of the 2009 Annual Meeting and to vote at the 2009 Annual Meeting and any adjournments thereof.  For your ballot to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. on Monday, June 1, 2009 or must be presented in person at the 2009 Annual Meeting.

All members are cordially invited to attend the 2009 Annual Meeting in person.  However, to assure the presence of a quorum, the Board of Managers requests that you promptly sign, date and return the ballot, whether or not you plan to attend the meeting.  Ballots are available on the Company’s website at http://www.dakotaethanol.com/lacp.html and may be printed by the members.  No personal information is required to print a ballot.  If you wish to revoke your ballot at the meeting and execute a new ballot you may do so by giving notice to Alan May, our membership coordinator.  You may fax the ballot to the Company at (605) 483-2681 or mail it to us at P.O. Box 100, Wentworth, South Dakota 57075.  You may call our office using the phone numbers listed above or e-mail Alan May at amay@dakotaethanol.com for directions to the 2009 Annual Meeting so you may attend the meeting in person.

By order of the Board of Managers,

/s/ Ronald Alverson
Chairman of the Board
Wentworth, South Dakota
April 23, 2009

Lake Area Corn Processors, LLC

46269 South Dakota Highway 34

P.O. Box 100

Wentworth, South Dakota 57075

Information Statement

2009 Annual Meeting of Members

Tuesday, June 2, 2009

Lunch: 12:00 p.m.   Meeting: 1:00 p.m.

The information statement and ballot were prepared by the board of managers of Lake Area Corn Processors, LLC (the “Company”) for use at the 2009 Annual Meeting of Members to be held on Tuesday, June 2, 2009 (the “2009 Annual Meeting”), and at any adjournment thereof.  The 2009 Annual Meeting will be held at the Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota, 57042.  Lunch will begin at 12:00 p.m.  The Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m.  Distribution of this information statement and ballot to the members is scheduled to begin on or about April 23, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:           Why did I receive this Information Statement?

A:            The board of managers of the Company (the “Board”) is providing this information statement and ballot to enable you to vote at the 2009 Annual Meeting because you were a member of the Company at the close of business on April 1, 2009, the record date, and are entitled to vote at the meeting.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q:           What am I voting on?

A:            At the 2009 Annual Meeting, the members will vote for the election of two (2) managers.  The nominees are Randy Hansen and Ron Alverson.  Although the Board is not currently aware of any additional matters to be presented at the 2009 Annual Meeting, if other matters do properly come before the 2009 Annual Meeting, those present will vote on those matters if a quorum is present.

Q:           How many votes do I have?

A:            Each Class A member is entitled to one vote for each matter to be voted on at the 2009 Annual Meeting, regardless of how many capital units he or she owns.  For purposes of the 2009 Annual Meeting, because we will be electing two managers, there are two matters to be voted upon by the members.  This means that you may cast two votes, with no nominee receiving more than one vote each.  Our operating agreement does not provide for cumulative voting, which means that you cannot cast two or more votes for any one nominee.  You may not vote for less than two (2) nominees.  If you vote for less than two (2) nominees your ballot will be invalid.

Q:           How many Class A Members are there?

A:            As of April 1, 2009, there were 1,019 Class A members of record, which means there are 1,019 total votes available.

Q:           What constitutes a quorum?

A:            The presence, either in person or through an absentee ballot, of ten percent (10%) of the Class A members constitutes a quorum.  Based on the current number of Class A members, the presence of at least 102 members, either in person or through a properly executed ballot, would constitute a quorum.  If you submit a properly executed ballot, you will be considered present at the 2009 Annual Meeting for the purpose of establishing a quorum.

Q:           What is the voting requirement to elect the managers?

A:            In the election of managers, the two (2) nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether an individual nominee receives votes from a majority of the quorum.

Q:           What is the effect of an abstention or broker non-votes?

A:            Abstentions and broker non-votes will be counted towards establishing a quorum for the meeting, but will not be counted for purposes of tabulating the vote on manager elections due to the fact that managers are elected by plurality vote.  Plurality vote means the two nominees receiving the greatest number of votes will be elected, so abstentions and broker non-votes do not count either for or against a nominee.

Q:           Do I have dissenters or appraisal rights?

A:            Neither South Dakota law nor our operating agreement provides for dissenters appraisal rights or similar rights.  Therefore an abstention or withholding your vote with respect to a nominee does not affect the availability of appraisal rights or similar rights and does not give you the right to dissent from the action and obtain an appraisal of your units or grant you any similar right.

Q:           How do I vote?

A:            You may vote at the 2009 Annual Meeting using either of the following methods:

•      Ballot.  You may cast your votes for the manager election by executing a ballot for the 2009 Annual Meeting and submitting it to us prior to the 2009 Annual Meeting.  We urge you to specify your choices by marking the appropriate boxes on your ballot for the 2009 Annual Meeting.  After you have marked your choices, please sign and date the ballot and return it to us, either by mail at P.O. Box 100, Wentworth, South Dakota, 57075 or fax it to us at (605) 483-2681.  All ballots submitted by mail or fax must be RECEIVED by us by 5:00 p.m. on June 1, 2009.

•      In person at the 2009 Annual Meeting.  All members may present the ballot in person at the 2009 Annual Meeting to cast the member’s vote for the manager election.

Q:           What can I do if I change my mind after I send in my ballot?

A:            You may revoke your ballot by:

•      Giving written notice of the revocation, which must be RECEIVED prior to 5:00 p.m. on June 1, 2009, to Alan May, Membership Coordinator, at our offices at P.O. Box 100, Wentworth, South Dakota, 57075 or by fax at (605) 483-2681; or

•      Giving personal or written notice of the revocation to Alan May, Membership Coordinator, at the commencement of the 2009 Annual Meeting.

Q:           What happens if I mark too few or too many boxes on the ballot?

A:            If you do not mark any choices on the ballot no nominee will receive your vote.  If you mark votes for more than two choices on the ballot, your ballot will be void and no nominee will receive your vote.  If you mark a vote for only one choice on the ballot, your ballot will be void and no nominee will receive your vote.  If you properly execute a ballot and you do not select any choices on the ballot or you mark too many or too few choices on the ballot, your vote will not be counted in the election; however, you will be counted for the purpose of determining whether a quorum is present at the meeting.

Q:           Who can attend the 2009 Annual Meeting?

A:            All members as of the close of business on the record date, and their immediate families, may attend the 2009 Annual Meeting.

Q:           What is the record date for the 2009 Annual Meeting?

A:            April 1, 2009.

Q:           Who will count the vote?

A:            All votes will be tabulated by Alan May and Mark Schultz, who were appointed Election Inspectors by the Board and will be overseen by company legal counsel.

YOUR VOTE IS IMPORTANT.  PLEASE PRINT, COMPLETE, SIGN AND RETURN YOUR BALLOT NO LATER THAN 5:00 P.M. ON MONDAY, JUNE 1, 2009 (CENTRAL DAYLIGHT TIME) WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

ELECTION OF MANAGERS

Seven elected managers comprise our Board of Managers.  The Board is currently divided into three groups, with each group serving three-year staggered terms.  Two manager seats are up for election by the members at the 2009 Annual Meeting, and the terms of the remaining elected managers expire in either 2010 or 2011.  The following persons have been nominated for the 2009 election by the nomination committee to fill the two open seats:

Name	Term
Randy Hansen	Three year term ending in 2012
Ron Alverson	Three year term ending in 2012

Detailed information regarding each nominee is provided in the “Information about Nominees” section below.

INFORMATION ABOUT NOMINEES

The table below contains certain information with respect to the nominees for election to the Board at the 2009 Annual Meeting.  Randy Hansen was elected to the Board in 2006 and Ron Alverson has served on the Board since our inception.  All of the manager nominees satisfy the definition of independence under NASDAQ Rule 4200(a)(15).  We determined the independence of our manager nominees by looking at their business, familial and social relationships as they relate to the Company.  We have determined that the corn delivery agreements that our members have, including some of the managers, do not affect the independence of our managers as corn deliveries are based on prices generally available to all of our members.

Name and Address	Age	Board Member Since	Background

Randy Hansen Secretary 46094 239th Street Wentworth, SD 57075	50	2006

For the past 19 years, Mr. Hansen has been a partner in Longacre Farms Inc., a 1,500 acre farm producing corn, soybeans and hay. Mr. Hansen also manages a background to finish feedlot with a 1,000 head capacity. Mr. Hansen graduated from South Dakota State University in 1980 with a Bachelor of Science degree in Agriculture Engineering. Mr. Hansen has been involved in production agriculture since 1980, producing corn, soybeans, and alfalfa, along with operating a cattle feeding operation. Mr. Hansen was elected to the Chester Area school board in 1986 where he served 15 years. Mr. Hansen is also a member of the South Dakota Corn Growers Association. Mr. Hansen was first elected to the Board at our 2006 Annual Meeting. Mr. Hansen also sits on the board of directors of Dakota Ethanol, LLC, our wholly-owned subsidiary. Mr. Hansen has served as our Secretary since 2007.

Mr. Hansen will serve as Secretary of the Board indefinitely at the pleasure of the Board or until his earlier resignation, death or removal.

Ronald Alverson Chairman 24212 459th Avenue Chester, SD 57016	57	1999

For the past 35 years, Mr. Alverson has been owner/operator of RS, Inc., a grain production enterprise near Chester, South Dakota. Mr. Alverson graduated from Chester High School in 1970 and from South Dakota State University in 1974 with a bachelor of science in agronomy. Mr. Alverson was a founding member and past president of the South Dakota Corn Grower’s Association, and past Board member of the National Corn Grower’s Association. Mr. Alverson has served on the Board since our inception. Mr. Alverson is also a member of the board of directors of Dakota Ethanol, LLC, our wholly-owned subsidiary. Mr. Alverson has served as our Chairman since 2007.

Mr. Alverson will serve as Chairman of the Board indefinitely at the pleasure of the Board or until his earlier resignation, death or removal.

INFORMATION ABOUT NON-NOMINEE MANAGERS

The following table contains certain information with respect to the members of our Board who are not nominees for election at the 2009 meeting.  All of the non-nominee managers satisfy the definition of independence under NASDAQ Rule 4200(a)(15) except Douglas Van Duyn and Brian Woldt because each was an executive officer of the Company within the last three years.  We determined the independence of our non-nominee managers by looking at their business, familial and social relationships as they relate to us.

Name and Address	Age	Term Expires	Background

Rick Kasperson Treasurer 21664 457th Avenue Arlington, SD 57212	52	2010

For the past 28 years, Mr. Kasperson has been a partner in the Kasperson Brothers Partnership.  Mr. Kasperson farms with his brother David in the Sinai South Dakota area. The partnership farming operation consists of corn, soybeans, alfalfa, and a feeder cattle operation. It also includes a Pioneer Hi-Bred seed dealership. Mr. Kasperson attended and graduated in Ag Engineering from South Dakota State University in May of 1979.  Mr. Kasperson was a director of the South Dakota Corn Growers Association. He served as president for one year and as chairman of the board for two years.  Mr. Kasperson was first elected to the Board at our 2007 Annual Meeting.  Mr. Kasperson also sits on the board of directors of Dakota Ethanol, LLC, our wholly-owned subsidiary.  Mr. Kasperson has served as our Treasurer since 2007.

Mr. Kasperson will serve as Treasurer of the Board indefinitely at the pleasure of the Board or until his earlier resignation, death or removal.

Douglas Van Duyn 46316 250th Street Colton, SD 57018	56	2010

For the past 38 years, Mr. Van Duyn has been self-employed by the Double D Feedyard in Colton, South Dakota.  Mr. Van Duyn graduated from Tri-Valley High School in 1971 and has been engaged in a farming operation since that time. Mr. Van Duyn’s farming operation includes a crop rotation of corn, soybeans and alfalfa. The feed yard enterprise consists of fed cattle specializing in finishing cattle.  Mr. Van Duyn has served 5 years as the Chairman of South Dakota Cattlemen’s Live Cattle Marketing Committee. Mr. Van Duyn is currently serving as voting member representing the South Dakota Feeder Council to the South Dakota Cattlemen’s Association state Board of Directors.  Mr. Van Duyn has recently been named to SDCA’s Environmental Issues Working Group and is serving on the NRCS State Technical Committee dealing with environmental issues to the cattle industry. Mr. Van Duyn serves on the board of directors of the South Dakota Livestock Foundation and recently completed a two year course - South Dakota Agriculture and Rural Leadership, an adult education program designed to enhance rural leadership in South Dakota. Mr. Van Duyn’s family was honored as Sioux Empire Farm Family of the year in 2000. Mr. Van Duyn served 18 years as Township Supervisor in Taopi Township as Director of Minnehaha County Cattlemen’s Association and as Director of Colton Farmers’ Elevator. Mr. Van Duyn has been a member of the Board since our inception.  Mr. Van Duyn also sits on the board of directors of Dakota Ethanol,

			LLC, our wholly-owned subsidiary.

Dale L. Thompson Vice-Chairman 44762 241st Winfred, SD 57076	61	2011

For the past 40 years, Mr. Thompson has been self-employed as a farmer on a family farm in Lake County, South Dakota.  Mr. Thompson is a member of Trinity Lutheran Church in Madison. Mr. Thompson is a 1965 graduate of Orland High School and graduated in 1969 from South Dakota State University.  Mr. Thompson is presently serving on the KingBrook Rural Water Board, the State Value Added Board and is the treasurer for the State of South Dakota Water Board.  Mr. Thompson has been a member of the Board since our inception.  Mr. Thompson has served as our Vice-Chairman since 2007.  Mr. Thompson also serves on the board of directors of Dakota Ethanol, LLC, our wholly-owned subsidiary.

Mr. Thompson will serve as Vice-Chairman of the Board indefinitely at the pleasure of the Board or until his earlier resignation, death or removal.

Todd M. Brown 47139 246th Street Dell Rapids, SD 57022	43	2011

For the past 26 years, Mr. Brown has been the owner/operator of a farming operation in Dell Rapids, South Dakota.  Mr. Brown oversees the day-to-day business of the farm.  Mr. Brown graduated from St. Mary’s High School in Dell Rapids South Dakota in 1983.  Mr. Brown was employed by Sweetman Construction in 1982 and LG Everist in 1983.  Mr. Brown and his wife Michelle have 3 children, Eric, Chelsey, and Mitchell.  Mr. Brown is an active volunteer at St. Mary’s School and St. Mary’s Catholic Church, is a volunteer basketball coach for the 5th grade basketball team and is an officer of the St Mary’s 400 Club.  Mr. Brown’s farming operation consists of a corn and soybean rotation as well as hay production for his cow calf operation.  Mr. Brown is a member of the American Corn Growers Association, National Farmers Organization, and the South Dakota Cattlemen’s Association.  Mr. Brown has been a member of the Board since our inception.  Mr. Brown also serves on the board of directors of Dakota Ethanol, LLC, our wholly-owned subsidiary.

Brian D. Woldt 46242 230th Street Wentworth, SD 57075	44	2011

For the past 15 years, Mr. Woldt has operated a farm in Wentworth, South Dakota.  Mr. Woldt graduated from Rutland High School and attended National College of Business in Sioux Falls, before moving to Dallas, Texas for 12 years.  Mr. Woldt held various technical and financial positions while employed at Electronic Data Systems and Perot Systems Corporation.  Mr. Woldt returned to Lake County in 1993 to pursue a farming career.  Mr. Woldt has been farming since 1994 and is currently serving on AGRICAP.  Mr. Woldt also sits on the board of directors of Dakota Ethanol, LLC, our wholly-owned subsidiary.  Mr. Woldt has been a member of the Board since our inception.

EXECUTIVE OFFICERS AND MANAGEMENT

Executive Officers of Lake Area Corn Processors, LLC

Our executive officers are set forth below.  Our officers will hold their positions indefinitely at the pleasure of the Board until their earlier death, resignation or removal.

Name and Address	Age	Background

Scott Mundt Chief Executive Officer (Principal Executive Officer) 46269 South Dakota Highway 34 P.O. Box 100 Wentworth, South Dakota 57075	47

Mr. Mundt has been the General Manager of Dakota Ethanol, our wholly-owned subsidiary, since 2006 and was employed by Dakota Ethanol as a transition coordinator in 2005. Mr. Mundt has been our Chief Executive Officer since August 2007. Prior to his positions with Dakota Ethanol, Mr. Mundt was the Vice President of Manufacturing for Fey Industries. Mr. Mundt managed the day-to-day operations of Fey Industries and approximately 200 employees. Mr. Mundt currently sits on the board of directors of Renewable Products Marketing Group, LLC, a private company, our ethanol marketer, Corn Oil Bio-Solutions, LLC and the Renewable Fuels Association. Mr. Mundt is employed by Dakota Ethanol pursuant to an employment agreement. The employment agreement with Mr. Mundt is for at will employment and may be terminated by either party at any time.

Robbi Buchholtz Chief Financial Officer (Principal Financial Officer) 46269 South Dakota Highway 34 P.O. Box 100 Wentworth, South Dakota 57075	38

Mr. Buchholtz has been employed as the Controller of Dakota Ethanol since 2001. Mr. Buchholtz has been our Chief Financial Officer since August 2007. Prior to his employment with Dakota Ethanol, Mr. Buchholtz worked in public accounting for 8 years. Mr. Buchholtz does not have an employment agreement. Mr. Buchholtz will continue his employment with us until his earlier resignation, death or removal.

Board of Managers of Dakota Ethanol, LLC

Lake Area Corn Processors, LLC owns Dakota Ethanol, LLC (“Dakota Ethanol”) as a wholly-owned subsidiary.  Dakota Ethanol owns and operates a 40 million gallon ethanol plant in Wentworth, South Dakota, which produces ethanol and distiller’s grains.  Dakota Ethanol’s board of managers consists of seven individuals. Lake Area Corn Processors elects all seven members of Dakota Ethanol’s board of managers.  We selected Douglas Van Duyn, Brian Woldt, Randy Hansen, Dale Thompson, Rick Kasperson, Ronald Alverson and Todd Brown, each of whose biographical information is provided above, to represent us on Dakota Ethanol’s board of managers.

Officers of Dakota Ethanol, LLC

The officers of Dakota Ethanol are Brian Woldt, Chairman; Randy Hansen, Vice-Chairman; Rick Kasperson, Secretary; and Todd Brown, Treasurer.  Scott Mundt and Robbi Buchholtz are employees and executive officers of Dakota Ethanol.  Detailed information about all officers of Dakota Ethanol can be found above under “Information About Nominees” and “Information About Non-Nominee Managers.”

BOARD OF MANAGERS’ MEETINGS AND COMMITTEES

The Board generally meets on a bi-monthly schedule.  The Board held seven meetings during the fiscal year ended December 31, 2008.  Each manager attended at least 75% of the meetings of the Board during the fiscal year ended December 31, 2008.

The Board does not have a formalized process for holders of capital units to send communications to the Board. The Board believes this is reasonable given the accessibility of our managers.  Members desiring to communicate with the Board are free to do so by contacting a manager via our website, fax, phone or in writing.  The names of our managers are listed on our website at http://www.dakotaethanol.com/lacp.html.

The Board does not have a policy with regard to managers’ attendance at annual meetings. Last year, all seven of our managers attended our annual meeting.  Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Audit Committee

The primary duties and responsibilities of the Audit Committee are to: (i) monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance; (ii) appoint, compensate, retain and monitor the independence and qualifications of our independent auditors; (iii) monitor the performance of our internal audit function and independent auditors; and (iv) prepare an audit committee report to be included in our annual information statement.

The audit committee of the Board operates under a charter adopted by the Board, a copy of which is posted on our website at http://www.dakotaethanol.com/lacp/html. Under the charter, the audit committee must have at least three members.  The Board appointed Ronald Alverson, Todd Brown, Doug Van Duyn, Randy Hansen, Rick Kasperson, Dale Thompson and Brian Woldt to serve on the audit committee.  The chairperson of the audit committee is Rick Kasperson.  The audit committee held four meetings during the fiscal year ended December 31, 2008.  All of our audit committee members attended at least 75% of the audit committee meetings except Brian Woldt.

The audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, a majority of our audit committee is independent within the definition of independence provided by NASDAQ rules 4200 and 4350.  Brian Woldt and Douglas Van Duyn do not qualify as independent directors under the NASDAQ definition because they were executive officers of the Company within the last three years.  Since neither Douglas Van Duyn nor Brian Woldt are currently executive officers of the Company, we believe it is appropriate for them to sit on our audit committee.

The Board has determined that we do not currently have an audit committee financial expert serving on our audit committee.  We do not have an audit committee financial expert serving on our audit committee because no member of our Board has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 401 of Regulation S-K and the Board has not yet created a new manager position expressly for this purpose.  The Board intends to consider such qualifications in future nominations to our Board and appointments to the audit committee.

Audit Committee Report

The audit committee delivered the following report to the Board on March 23, 2009. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The audit committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process.  Our independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States of America.  The committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2008.  The committee has discussed with McGladrey & Pullen, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The committee has received and reviewed the written disclosures and the letter to management from McGladrey & Pullen, LLP as required by Independence Standards Board Standard No. 1, and has discussed with the auditors the auditors’ independence.  The committee has considered whether the provision of services by McGladrey & Pullen not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Forms 10-Q are compatible with maintaining McGladrey & Pullen’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee
Rick Kasperson, Chairman Todd Brown Douglas Van Duyn Randy Hansen Ron Alverson Dale Thompson Brian Woldt

Independent Registered Public Accounting Firm

The audit committee selected McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year January 1, 2009 to December 31, 2009.  A representative of McGladrey & Pullen, LLP is not expected to be present at the 2009 Annual Meeting.  The Board will pass along any questions the members may have for the auditors to McGladrey & Pullen, LLP.

Audit Fees

Description	2008	2007

Audit Fees (i)	$101,750	$97,500

Audit-Related Fees (ii)	5,750	0

Tax Fees	0	0

All Other Fees	0	0

(i)                                     Audit fees to McGladrey & Pullen, LLP consist of fees for professional services rendered for the audit of the company’s financial statements, review of the 10-K filing, and review of the financial statements included in the company’s quarterly reports.

(ii)                                  Audit-Related fees to McGladrey & Pullen, LLP relate to work performed related to SEC comment letters, compliance letters and other accounting matters.

For the year ended December 31, 2008 and 2007, the Company incurred no professional fees to its independent auditors with respect to other services. For the years ended December 31, 2008 and 2007, there were no fees billed by the Company’s independent auditors for professional services rendered for information technology services relating to financial information systems design and implementation.

The Board of Directors has the sole authority to pre-approve all audit and non-audit services provided by the independent auditors to the Company.

Prior to engagement of the principal independent registered public accountants to perform audit services for us, the principal accountant was pre-approved by our audit committee pursuant to our policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services, tax-related services and other fee services were pre-approved by our audit committee.

Forward-Looking Statements

This information statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not prove to be correct.  The forward-looking statements involve risks and uncertainties that could affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2008, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement.

Nomination Committee

The nomination committee oversees the identification, evaluation and recommendation of individuals qualified to be managers. The major responsibilities of the nomination committee are to:

•      Develop a nomination process for candidates for the Board;

•      Establish criteria and qualifications for membership on the Board;

•      Identify candidates to fill positions on the Board;

•      Recommend candidates for vacancies on the Board;

•      Recommend to the Board candidates for election or reelection.

The nomination committee operates under a charter adopted by the Board, a copy of which can be found on our website at www.dakotaethanol.com/lacp.html.  The nominating committee held three meetings during our 2008 fiscal year and all members of the nominating committee attended at least 75% of the meetings.  The nomination committee is currently comprised of three of our members, who do not currently serve on the Board.  During our 2008 fiscal year the nominating committee consisted of Mark Schultz, Dave Feige, and Loren Olsen, each of whom does not satisfy all of the requirements to be deemed an independent director under NASDAQ Rule 4200(a)(15) because none are members of the Board.  The Board approves and accepts the nominations that are made by the nominating committee.

Nomination Process

The nomination committee generally identifies potential candidates to the Board using two methods. First, the nomination committee solicits Class A members annually to submit nominations of persons to the nomination committee for consideration of being elected to the Board.  Second, the nomination committee attempts to solicit individuals whom it believes would make good candidates to the Board in light of specific qualities, skills or needs of the Board.

Before the nomination committee approves and recommends any person for nomination, the person must meet certain minimum qualifications. The person must have no criminal record or disciplinary history pertaining to certain specified acts or events; the person must be “independent” as defined by the SEC and NASDAQ, except that a person is not prohibited from serving if he or she receives payment from us for the delivery and sale of corn; the person must satisfactorily complete a nomination application that requests certain personal background information, including employment history, educational background and community or organization involvement; and the person must possess certain general qualities including superb ethics, loyalty and commitment, a willingness to act on and be accountable for decisions, an ability to analyze and communicate effectively, and an ability to work well with others.

In preparation for the 2009 Annual Meeting, the nomination committee actively solicited members to submit nominations to the Board. We also posted the nomination petitions on our website requesting nominations from the members.  The nomination committee received a total of two nominations from the members, both of whom are incumbents of the Board.

The nomination committee approved and recommended to the Board that the two nominees submitted be included on the ballot for the 2009 Annual Meeting and election. Detailed information about each nominee is provided above in the “Information about Nominees” section.

Compensation Committee

During our 2008 fiscal year, we did not have a compensation committee.  The entire Board functioned as our compensation committee.  Following the end of our 2008 fiscal year, we established a compensation committee which met in March 2009.  We anticipate that the compensation committee will meet at least once during each of our fiscal years.  Currently the entire Board is appointed to our compensation committee. Each member of our compensation committee is independent pursuant to NASDAQ Rule 4200(a)(15) with the exception of Brian Woldt and Douglas Van Duyn because each was an executive officer of the Company within the last three years.  Our compensation committee makes compensation decisions related to Scott Mundt, our Chief Executive Officer’s, compensation.  Our compensation committee delegates the responsibility for setting the compensation of our other employees, including Robbi Buchholtz our Chief Financial Officer, to Scott Mundt.

Our compensation committee operates under a charter which was approved at the Board’s March 2008 meeting.  A copy of the compensation committee charter is posted on our website at www.dakotaethanol.com/lacp.html.

Compensation Committee Interlocks and Insider Participation

As stated above, during our 2008 fiscal year we did not have a standing compensation committee.  The entire Board functioned as the compensation committee.  Until August 2007, Douglas Van Duyn and Brian Woldt, served as our two principal executive officers.  During their tenure as our two principal executive officers, Douglas Van Duyn and Brian Woldt did not receive any compensation for their services as our principal executive officer and principal financial officer apart from the compensation they received as members of the Board, on the same terms as our other managers.  However, in August 2007, Douglas Van Duyn and Brian Woldt stepped down as our principal executive officer and principal financial officer, at which time Scott Mundt was appointed as our Chief Executive Officer and Robbi Buchholtz was appointed as our Chief Financial Officer.  In the future, our principal executive officer and principal financial officer will not participate in compensation decisions that affect their compensation.

No other member of the Board is or has been an executive officer, and no member of the Board had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a manager during our 2008 fiscal year.

SUMMARY COMPENSATION TABLE

The following table sets forth all the compensation paid by us to our principal executive officer and our principal financial officer during the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)		All Other Compensation ($)	Total ($)
Scott Mundt	2008		90,000	78,214		—	168,214
Principal Executive Officer	2007		90,000	64,466	(8)	—	154,466
	2006		90,000	156,156	(8)	—	246,156
Robbi Buchholtz	2008		80,630	7,124		—	87,754
Principal Financial Officer	2007		74,521	17,631		—	92,152
	2006	(1)	—	—		—	—
Douglas Van Duyn	2008	(2)	—	—		4,700	4,700
Principal Executive Officer	2007	(3)	—	—		4,270	4,270
	2006	(4)	—	—		1,825	1,825
Brian Woldt	2008	(5)	—	—		4,200	4,200
Principal Financial Officer	2007	(6)	—	—		4,450	4,450
	2006	(7)	—	—		2,025	2,025

(1) Mr. Buchholtz was appointed Chief Financial Officer in August 2007 and therefore no information is disclosed for fiscal year 2006.

(2) Includes $1,600 Mr. Van Duyn received for Lake Area Corn Processors, LLC board meetings and $2,800 Mr. Van Duyn received for Dakota Ethanol, LLC board meetings and $300 in communications allowance.

(3) Includes $1,800 Mr. Van Duyn received for Lake Area Corn Processors, LLC board meetings and $2,170 Mr. Van Duyn received for Dakota Ethanol, LLC board meetings and $300 in communications allowance.

(4) Includes $700 Mr. Van Duyn received for Lake Area Corn Processors, LLC board meetings and $900 Mr. Van Duyn received for Dakota Ethanol, LLC board meetings and $225 in communications allowance.

(5) Includes $1,200 Mr. Woldt received for Lake Area Corn Processors, LLC board meetings and $2,700 Mr. Woldt received for Dakota Ethanol, LLC board meetings and $300 in communications allowance.

(6) Includes $1,850 Mr. Woldt received for Lake Area Corn Processors, LLC board meetings and $2,300 Mr. Woldt received for Dakota Ethanol, LLC board meetings and $300 in communications allowance.

(7) Includes $700 Mr. Woldt received for Lake Area Corn Processors, LLC board meetings and $1,100 Mr. Woldt received for Dakota Ethanol, LLC board meetings and $225 in communications allowance.

(8) Mr. Mundt receives a cash bonus at a rate of three tenths of one percent (0.3%) of our monthly adjusted earnings as that term is defined in Mr. Mundt’s employment agreement.  Following the end of our 2008 fiscal year, this rate was increased to 0.5% of our monthly adjusted earnings.  This performance bonus is capped at $75,000 as of January 1, 2009.

Other than our principal executive officer, no officer or other employee received compensation in excess of $100,000 during any of the fiscal years ended December 31, 2008, 2007 and 2006.  During our 2008 fiscal year, Scott Mundt was compensated based on an employment contract with us.  Scott Mundt has discretion to set the compensation of our principal financial officer, Mr. Robbi Buchholtz.  The Board sets the compensation that is paid to the managers for their services as managers.  We have not issued, either directly, or as part of a long-term incentive plan, any options or stock appreciation rights or any other equity-based compensation to any executive officer or manager.

Our Chief Executive Officer, Mr. Scott Mundt, has an employment contract with us dated October 17, 2005.  Pursuant to this employment agreement, Scott Mundt receives a base salary of $90,000 per year.  In addition to the base salary, Mr. Mundt receives a performance based bonus semi-annually equal to 0.3% of our adjusted earnings as that term is defined in the employment agreement.  The adjusted earnings that are used to determine the performance based bonus is our gross earnings calculated before deductions for interest expense, income taxes, depreciation and amortization, and without including any governmental incentive income as determined using Generally Accepted Accounting Principles applied on a consistent basis.  This performance based bonus is calculated using our financial statements prepared for our SEC reporting obligations.

The employment agreement calls for at will employment which can be terminated by either us or Mr. Mundt at any time, without cause or notice.  However, if we terminate Mr. Mundt’s employment without cause, Mr. Mundt is entitled to a severance package of three months of his base salary.  If Mr. Mundt is terminated for cause he does not receive any severance.  Further, if we experience a change in control, Mr. Mundt is entitled to an additional payment.  On a change in control of the Company, where the compensation paid is equal to or greater than 150% of our book value, Mr. Mundt is entitled to receive three times his annual base salary.  If a change in control occurs and the compensation paid for the Company is less than 150% of our book value, Mr. Mundt is entitled to his annual base salary.  Mr. Mundt also receives full payment of his health insurance, dental insurance and full payment of his short term disability insurance.

Following the end of our 2008 fiscal year, our compensation committee reviewed Mr. Mundt’s employment contract.  Based on a review of compensation paid to other chief executive officers in the ethanol industry, the compensation committee decided to enter into a new employment agreement with Mr. Mundt to adjust Mr. Mundt’s compensation to be competitive with the compensation paid to other chief executive officers in the ethanol industry.  As a result, we executed a new employment agreement which was effective as of January 1, 2009.  The new employment agreement provides for a base salary of $150,000 and increases the performance based bonus from 0.3% of adjusted earnings to 0.5% of adjusted earnings.  However, the new employment agreement provides for a cap on the performance based bonus of $75,000.  The other material terms of the new employment agreement are the same as the previous employment agreement discussed above.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objective

We pursue a compensation objective that allows for maximum transparency to our members and allows for performance based compensation. Currently, we only provide for cash compensation, either in the form of base salaries or cash performance bonuses.  Mr. Mundt receives a cash bonus based on our adjusted earnings which we believe ties his compensation to our financial performance which aligns our Chief Executive Officer’s bonus with our members’ goal of increasing net income.  We currently do not have any unit option or equity-based compensation or stock appreciation right compensation.  We currently only have one employment agreement and that is with Mr. Mundt.  Other than Mr. Mundt, none of our executive officers, managers or employees receives compensation in amounts greater than $100,000.  The Board makes executive compensation decisions based on market rates for similarly qualified individuals in our field and strives to provide comparable compensation to other companies in our industry.

We compensate members of the Board at a fixed rate based on the number of meetings each attends and for certain out of pocket expenses.  Our managers do not receive any additional performance based compensation including any stock options or stock appreciation rights.

We believe that the performance based bonus we pay to Mr. Mundt is important in order to encourage the efficient operation of the ethanol plant and to institute accountability between performance and compensation for Mr. Mundt.  In addition to the performance based cash bonus Mr. Mundt receives, all of our other employees receive an annual cash bonus equal to one percent of the net income of our plant.  This cash bonus is split equally among all qualifying employees who have been employed at the ethanol plant for at least six months, which includes our Chief Financial Officer, Robbi Buchholtz.  We believe that this cash bonus compensation provides an incentive to our employees to operate the ethanol plant in an efficient manner and ties bonus compensation to the performance of our ethanol plant.

The fact that we only have one employment contract and do not offer any option or stock appreciation based compensation allows us to control the level of our compensation on a year to year basis.  We only compensate our employees, managers and executive officers based on cash awards and will not therefore have to make any future compensation payments for previous years activities.  This allows us to tie our compensation to the year when the services were rendered and our ethanol plant’s performance in that year.  The sole compensation agreement we have with Mr. Mundt provides for compensation at a fixed rate and a fixed bonus percentage and does not therefore provide for discretionary compensation.  However, base compensation to our Chief Financial Officer, Robbi Buchholtz is discretionary and is generally reviewed annually by our Chief Executive Officer, Scott Mundt.

Tax Effects of Compensation

None of our executive officers, managers, or employees receives compensation in excess of $1,000,000 and therefore we anticipate the entire amount of our compensation is deductible as a business expense.  Certain large executive compensation awards are not tax deductible by companies making such awards.  None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Board of Managers

During our 2008 fiscal year, our managers were reimbursed for mileage and actual expenses of attending Board and committee meetings and were provided a per diem fee for services performed on our behalf in the amount of $200 for each regular Board meeting, plus a monthly communications allowance of $25.  In addition, all committee members receive a per diem fee of $100 for each special or committee meeting attended.  The managers of our Board also receive the same membership benefits as other members receive in proportion to their membership interests in the Company.

Executive Officers

Douglas Van Duyn served as our principal executive officer from March 21, 2003 until August 1, 2007.  On August 1, 2007, Mr. Van Duyn resigned his position as our principal executive officer.  Mr. Van Duyn did not receive a salary or bonus for his services as principal executive officer.  Mr. Van Duyn did not receive any options or other long-term incentive awards and did not receive any health-care, retirement or other benefits, except that he was reimbursed for his out-of-pocket costs and expenses incurred in connection with his position.

Mr. Van Duyn was replaced by Mr. Scott Mundt as our principal executive officer.  Mr. Mundt is compensated based on his employment agreement that was executed in October 2005 and was updated effective as of January 1, 2009.

Brian Woldt served as our principal financial officer from 2004 until August 1, 2007.  On August 1, 2007, Mr. Woldt resigned his position as our principal financial officer.  Mr. Woldt did not receive a salary or bonus for his services as principal financial officer.  Mr. Woldt did not receive any options or other long-term incentive awards and did not receive any health-care, retirement or other benefits, except that he was reimbursed for his out-of-pocket costs and expenses incurred in connection with his position.

Mr. Woldt was replaced by Mr. Robbi Buchholtz as our principal financial officer.  Mr. Buchholtz began his employment with Dakota Ethanol seven years ago as Dakota Ethanol’s controller.  Mr. Buchholtz is compensated with an annual salary that is set by Scott Mundt, our principal executive officer and Mr. Buchholtz participates in the employee bonus plan with the rest of the qualifying employees.

 Compensation Committee Report

The compensation committee delivered the following report to the Board on April 23, 2009. The following report of the compensation committee shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The compensation committee reviews our compensation process. The committee reviewed and discussed with management our compensation discussion and analysis as of and for the fiscal year ended December 31, 2008.  Based on the reviews and discussions referred to above, the compensation committee recommended to the Board that the compensation discussion and analysis referred to above be included in our information statement for the fiscal year ended December 31, 2008.

Compensation Committee
Rick Kasperson, Chairman Todd Brown Douglas Van Duyn Randy Hansen Ron Alverson Dale Thompson Brian Woldt

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the current beneficial ownership of our capital units, both in terms of equity and voting interests, by managers of the Board, executive officers and nominees to the Board.  No person, including any group, is known to be the beneficial owner of more than 5% of our capital units.  Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all capital units beneficially owned by that person.

Title of Class	Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	Equity Percent of Class		Voting Percent of Class
Class A Units	Todd Brown(2)	220,000	*	%	*	%
Class A Units	Rick Kasperson(3)	80,000	*		*
Class A Units	Douglas Van Duyn(4)	115,265	*		*
Class A Units	Ronald Alverson(5)	338,250	1.14		*
Class A Units	Brian Woldt	460,000	1.55		*
Class A Units	Randy Hansen	40,000	*		*
Class A Units	Dale Thompson(6)	265,000	*		*
Class A Units	Scott Mundt	—	—		—
Class A Units	Robbi Buchholtz	—	—		—
	Total	1,518,515	5.13		*

* Equals Less than 1% of the class.

(1)	Addresses for the managers and nominees listed above are set forth under “Information About Nominees” or “Information About Non-nominee Managers.”
(2)	Mr. Brown owns these 220,000 units jointly with his wife Michelle D. Brown, with shared investment and voting power.
(3)

Mr. Kasperson owns 40,000 units individually, and has the right to acquire 40,000 units pursuant to an agreement with David Kasperson, through the Kasperson Brothers Partnership of which Rick Kasperson is a fifty percent owner.

(4)	Mr. Van Duyn owns these 115,265 units jointly with his wife, Debra Van Duyn, with shared investment and voting power.
(5)	Represents 338,250 units owned by Ronald Alverson jointly with his wife Sue Alverson, with shared investment and voting power.
(6)	Mr. Thompson owns these 265,000 units jointly with his wife Glenda Thompson, with shared investment and voting power.

BOARD OF MANAGERS COMPENSATION

Managers are reimbursed for mileage and actual expenses of attending Board and committee meetings and are provided a per diem fee for services performed on our behalf.  Effective as of January 1, 2008, we raised the compensation we paid to our managers.  Currently, each board member receives a per diem in the amount of $200 for each regular Board meeting attended, including Dakota Ethanol, LLC board meetings, plus a monthly communications allowance of $25.  In addition, all committee members receive a per diem fee of $100 for each special or committee meeting attended, including special and committee meetings of Dakota Ethanol, LLC.  The table below shows the compensation paid to each of our managers for the fiscal year ended December 31, 2008.

MANAGER COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total Compensation ($)
Todd Brown	2008	4,725	0	4,725
Brian Woldt	2008	4,200	0	4,200
Randy Hansen	2008	3,950	0	3,950
Rick Kasperson	2008	4,800	0	4,800
Ronald Alverson	2008	4,750	0	4,750
Douglas Van Duyn	2008	4,700	0	4,700
Dale Thompson	2008	4,550	0	4,550

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and managers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, managers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our officers and managers, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the individual managers of our Board or nominees to the Board or executive officers, have entered into, or anticipate entering into, any contractual or other transactions between themselves, Dakota Ethanol or us, except for corn delivery agreements identical to those provided to other members.

Pursuant to our operating agreement, we may enter into relationships and agreements with certain related parties so long as a majority of disinterested managers approve the relationship or agreement.  Our operating agreement requires any agreements we have with our members to be on terms no less favorable than we could receive from a disinterested third party.  We have no formal written policy concerning related party transactions other than our operating agreement, however, we adhere to the requirements of our operating agreement when approving all transactions, including those involving certain parties covered by Item 404 of Regulation S-K.  This procedure would be followed for all contractual relationships we enter into, including employment agreements, purchase and sale agreements, and compensation agreements.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Our Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2008, is posted on our website at http://www.dakotaethanol.com/lacp.html.

These annual meeting materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC.  We will provide each member a printed or e-mail copy of the Information Statement, Ballot and Annual Report on Form 10-K without charge within three business days of receiving a written request.  Members should direct any requests for a printed or e-mail copy of the annual meeting materials as follows: (i) by calling our office at (605) 483-2676 or toll free at (888) 539-2676; (ii) by written request directed to Alan May, Membership Coordinator, Lake Area Corn Processors, P.O. Box 100, Wentworth, South Dakota 57075; (iii) by e-mail to Alan May at amay@dakotaethanol.com; or (iv) on our website at http://www.dakotaethanol.com/lacp.html on or before May 26, 2009, to facilitate timely delivery.  We will provide each member a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees.  The 2008 Annual Report on Form 10-K complete with exhibits and the Information Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the IDEA database available from the SEC’s internet site (www.sec.gov).

MEMBER PROPOSALS

In order to be considered for inclusion in next year’s information statement, member proposals must be submitted in writing to us by December 31, 2009.  Manager nominations must be made on a Manager Nomination Petition and submitted to us by April 1, 2010, unless we notify the members of a different deadline.  We suggest that proposals for the 2010 Annual Meeting of members and manager nominations be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2010 Annual Meeting of members without including such proposal in our information statement, must provide us notice of such proposal no later than December 31, 2009.  We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If we do not receive notice of a member proposal intended to be submitted to the 2010 Annual Meeting by December 31, 2009, the persons named on the ballot accompanying the notice of meeting may vote on any such proposal in their discretion.  However, if we do not receive notice of a member proposal intended to be submitted to the 2010 Annual Meeting by December 31, 2009, then the persons named on the ballot may vote on any such proposal in their discretion only if we include in our information statement an explanation of our intention with respect to voting on the proposal.

CODE OF ETHICS

All of the managers of our Board, officers, and employees, are required to comply with our Code of Ethics adopted by the Board in 2003.  A copy of the Code of Ethics can be obtained without charge by writing to us at the following address:

Membership Coordinator

Lake Area Corn Processors

46269 SD Hwy 34

P.O. Box 100

Wentworth, South Dakota 57075

Amendments and modifications to, and waivers of, the Code of Ethics, will be promptly disclosed to the members, to the extent required under the Exchange Act on a current report on Form 8-K.

FORM OF CLASS A MEMBER—BALLOT

LAKE AREA CORN PROCESSORS, LLC

2009 Annual Meeting

BOARD OF MANAGERS ELECTION

By signing below, I certify that:

•      I am either the owner or the authorized representative of the owner of Class A Capital Units of Lake Area Corn Processors, LLC, and have full power and authority to vote such capital units; and

•      I vote such capital units on the following matters as set forth below.

Please place an X in the box next to the nominee for which you wish to vote. You must vote for two (2) nominees.  If you check more than two boxes or less than two boxes, your ballot will be void, however, you will be counted for determining whether a quorum is present at the 2009 Annual Meeting.

	For	Withhold/Abstain

Randy Hansen

☐

☐

Ron Alverson	☐	☐

YOU MUST VOTE FOR TWO (2) NOMINEES

Ballots must be RECEIVED by 5:00 p.m. on Monday, June 1, 2009 at our office, either by mail or fax or must be hand delivered to the 2009 Annual Meeting in order to valid.

Date:
Signature

Print Name

Date:
Signature

Print Name

PLEASE NOTE: IF MEMBERSHIP UNITS ARE JOINTLY OWNED, SUCH AS JOINT OWNERSHIP BETWEEN A HUSBAND AND WIFE, BOTH JOINT OWNERS MUST SIGN THE BALLOT FOR IT TO BE VALID.